                                   EXHIBIT 11

                                ANDREW CORPORATION
                          Computation of Earnings Per Share
                       (In thousands, except per share amounts)
                                  (Unaudited)

                                    Three Months Ended   Nine Months Ended
                                         June 30              June 30
                                    ------------------- -------------------
                                       1994      1993      1994      1993
                                    --------- --------- --------- ---------
PRIMARY EARNINGS PER SHARE

Average shares outstanding            25,422    24,930    25,305    24,782

Net effect of dilutive stock options
   --based on the treasury stock
   method using average market
   price                                 711       684       638       654
                                    --------- --------- --------- ---------
          TOTAL                       26,133    25,614    25,943    25,436
                                    ========= ========= ========= =========
Net Income                          $ 11,068  $  6,456  $ 26,587  $ 15,760
                                    ========= ========= ========= =========
Per share amount                    $    .42  $    .25  $   1.02  $    .62
                                    ========= ========= ========= =========
FULLY DILUTED EARNINGS
   PER SHARE

Average shares outstanding            25,422    24,930    25,305    24,782

Net effect of dilutive stock options
   --based on the treasury stock
   method using ending
   market price
                                         720       743       720       742
                                    --------- --------- --------- ---------
          TOTAL                       26,142    25,673    26,025    25,524
                                    ========= ========= ========= =========
Net income                          $ 11,068  $  6,456  $ 26,587  $ 15,760
                                    ========= ========= ========= =========
Per share amount                    $    .42  $    .25  $   1.02  $    .62
                                    ========= ========= ========= =========

NOTE: This calculation is submitted in accordance with the Securitites Exchange
      Act of 1934 Release No. 9038 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

NOTE: All amounts and per share amounts in this exhibit have been restated to reflect a three-for-two stock split to stockholders of record on February 16, 1994.

                                              -8-
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